Registration Statement No. 333-234311
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated April 29, 2020
(To Prospectus dated October 24, 2019)

Pricing Term Sheet

Fixed-Rate Notes due 2027, 2030, 2040, 2050 and 2060

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated April 29, 2020 relating to the Notes Offering, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 24, 2019, which forms part of Registration Statement No. 333-234311.

Issuer:	The Coca-Cola Company
Security:	1.450% Notes due 2027 1.650% Notes due 2030 2.500% Notes due 2040 2.600% Notes due 2050 2.750% Notes due 2060
Offering Format:	SEC Registered
Principal Amount:	$1,500,000,000 of 2027 Notes $1,500,000,000 of 2030 Notes $1,000,000,000 of 2040 Notes $1,500,000,000 of 2050 Notes $1,000,000,000 of 2060 Notes
Maturity Date:	June 1, 2027 for 2027 Notes June 1, 2030 for 2030 Notes June 1, 2040 for 2040 Notes June 1, 2050 for 2050 Notes June 1, 2060 for 2060 Notes
Coupon:	1.450% per year for 2027 Notes 1.650% per year for 2030 Notes 2.500% per year for 2040 Notes

2.600% per year for 2050 Notes 2.750% per year for 2060 Notes
Price to Public:

99.879% of principal amount for 2027 Notes
99.796% of principal amount for 2030 Notes
99.951% of principal amount for 2040 Notes
99.936% of principal amount for 2050 Notes
99.926% of principal amount for 2060 Notes

Yield to Maturity:	1.468% for 2027 Notes 1.672% for 2030 Notes 2.503% for 2040 Notes 2.603% for 2050 Notes 2.753% for 2060 Notes
Spread to Benchmark Treasury:	+95 bps for 2027 Notes +105 bps for 2030 Notes +125 bps for 2040 Notes +135 bps for 2050 Notes +150 bps for 2060 Notes
Benchmark Treasury:

UST 0.625% due March 31, 2027 for 2027 Notes
UST 1.500% due February 15, 2030 for 2030 Notes
UST 2.375% due November 15, 2049 for 2040 Notes
UST 2.375% due November 15, 2049 for 2050 Notes
UST 2.375% due November 15, 2049 for 2060 Notes

Benchmark Treasury Yield:	0.518% for 2027 Notes 0.622% for 2030 Notes 1.253% for 2040 Notes 1.253% for 2050 Notes 1.253% for 2060 Notes
Benchmark Treasury Price:	100—23 ¼ for 2027 Notes 108—10+ for 2030 Notes 127—20 for 2040 Notes 127—20 for 2050 Notes 127—20 for 2060 Notes
Interest Payment Dates:	Semiannually on June 1 and December 1, commencing on December 1, 2020 for the 2027 Notes

Semiannually on June 1 and December 1, commencing on December 1, 2020 for the 2030 Notes
Semiannually on June 1 and December 1, commencing on December 1, 2020 for the 2040 Notes
Semiannually on June 1 and December 1, commencing on December 1, 2020 for the 2050 Notes
Semiannually on June 1 and December 1, commencing on December 1, 2020 for the 2060 Notes

Make-Whole Call:	+15 bps for 2027 Notes +20 bps for 2030 Notes +20 bps for 2040 Notes +25 bps for 2050 Notes +25 bps for 2060 Notes
Day Count Convention:	30 / 360
Trade Date:	April 29, 2020
Settlement Date:	May 1, 2020 (T+2)
CUSIP / ISIN:

191216 CU2 / US191216CU25 for 2027 Notes
191216 CV0 / US191216CV08 for 2030 Notes
191216 CW8 / US191216CW80 for 2040 Notes
191216 CX6 / US191216CX63 for 2050 Notes
191216 CY4 / US191216CY47 for 2060 Notes

Denominations:	$2,000 x $1,000
Expected Ratings*:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services
Underwriters:	Joint Book-Running Managers: Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Santander Investment Securities Inc.
Goldman Sachs & Co. Standard Chartered Bank

Co-Managers: Drexel Hamilton, LLC R. Seelaus & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, HSBC Securities (USA) Inc. toll free at 1-866-811-8049, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, Santander Investment Securities Inc. toll free at 1-855-403-3636, Goldman Sachs & Co. toll free at 1-866-471-2526, or Standard Chartered Bank toll free at 1-877-308-2182.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.